Exhibit 99.1

For Immediate Release April 27, 2017 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports First-Quarter Earnings of $0.18 per Share

Key Highlights

•	First-quarter earnings of $0.18 per share[1]

•	Cash provided by operating activities of $223 million

•	Rocanville ramp-up well underway; on track to reduce company-wide potash cost of goods sold by approximately $10 per tonne in 2017

•	Full-year 2017 guidance increased to $0.45-$0.65 per share, including merger-related costs of $0.05 per share

CEO Commentary

“Potash market fundamentals continued to improve in the first quarter, creating a supportive earnings environment,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “We expect improved consumption trends and nutrient affordability in key markets to support potash demand and our results through the remainder of 2017.

“Our potash portfolio optimization and cost reduction strategy, which includes the ramp-up of our low-cost Rocanville mine, also contributed to stronger first-quarter results. We are well into our Canpotex2 allocation audit process at Rocanville and anticipate our sales entitlement will increase for the second half of the year.

“We are also making good progress on our merger of equals with Agrium.3 We continue to work through the regulatory process in key jurisdictions and remain confident the transaction will close mid-2017. Our integration teams are working hard to position the combined company for growth – including achievement of our synergy targets – and to ensure we can create value for all our stakeholders,” said Tilk.

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported first-quarter earnings of $0.18 per share ($149 million), up from $0.09 per share ($75 million) generated in the same period of 2016.

Gross margin for the quarter of $268 million surpassed the $234 million generated in the first quarter of 2016, primarily due to lower cost of goods sold for all three nutrients and increased potash sales volumes more than offsetting weaker phosphate prices. Similarly, cash from operating activities of $223 million exceeded 2016’s first-quarter amount of $188 million.

Investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $46 million to our first-quarter earnings, exceeding the $21 million generated in the first quarter of 2016, a period that did not include a dividend from ICL. The market value of our investments in these three publicly traded companies, as well as Sinofert Holdings Limited (Sinofert) in China, was approximately $4.5 billion, or $5 per PotashCorp share, at market close on April 26, 2017.

Market Conditions

Nutrient affordability and lower inventories led to consistent buyer engagement in potash during the first quarter. Deliveries increased to most major markets and contributed to modest increases in global spot prices from fourth-quarter 2016 levels.

Lower urea exports from China were offset by increased supply from other regions and limited demand from India, leading to a softer pricing environment, especially late in the quarter. Urea prices in the US were further pressured by large offshore imports during the quarter. Ammonia was more resilient as supply issues in key exporting regions supported a more constructive pricing environment.

Phosphate markets were supported by strong demand in much of the Western Hemisphere, supply constraints in key producing regions and rising costs for key inputs. Spot prices for most phosphate fertilizer products strengthened from those realized late in 2016, but remained well below that year’s first quarter. Prices for feed and industrial products continued to trend lower in the first quarter and remained below prior-year levels, due primarily to increased supply from offshore producers.

Potash

Potash gross margin for the quarter increased to $160 million, reflecting higher offshore sales volumes and reduced per-tonne costs, which more than offset lower offshore netbacks. Total gross margin was well above the $88 million generated during the same period in 2016 when we incurred costs related to suspending production at our Picadilly facility in New Brunswick ($32 million).

First-quarter sales volumes of 2.2 million tonnes were well above the 1.8 million tonnes sold in the same period last year. While North American volumes were 10 percent higher, offshore shipments increased by 31 percent due to stronger demand in all key markets. The majority of Canpotex’s volumes for the quarter were sold to Other Asian markets outside of China and India (36 percent) and Latin America (24 percent), while China and India accounted for 20 percent and 11 percent, respectively.

Despite a continued recovery in global spot prices during the first quarter, our average realized potash price of $166 per tonne was below the $178 per tonne realized in 2016’s first quarter, as weaker prices in standard-grade markets more than offset higher prices in North America.

Increased production from our lower-cost mines – including Rocanville – resulted in average manufactured cost of goods sold for the quarter of $90 per tonne, down from $128 per tonne in the same period last year when we incurred suspension-related costs at Picadilly.

Nitrogen

In nitrogen, weaker prices and slightly lower sales volumes more than offset reduced per-tonne costs, resulting in gross margin of $97 million for the first quarter, down from $107 million in first-quarter 2016. Our US operations accounted for 55 percent of the quarter’s nitrogen gross margin, with our operations in Trinidad providing the remainder.

Total sales volumes of 1.6 million tonnes for the quarter were down 6 percent compared to the same period in 2016, primarily due to lower industrial demand and seasonal weakness for nitrogen solutions.

Our average realized price of $229 per tonne during the quarter was down from $244 per tonne in the same period last year as increased global supply weighed on benchmark pricing for most products.

Cost of goods sold for the quarter averaged $170 per tonne, down from $182 per tonne in 2016’s first quarter, as lower natural gas costs in Trinidad and smaller hedging losses more than offset increased gas costs in the US.

Phosphate

Weaker prices resulted in gross margin of $11 million for the quarter, significantly lower than the $39 million earned in 2016’s first quarter.

First-quarter sales volumes of 0.6 million tonnes trailed last year’s comparable total of 0.7 million tonnes, largely due to weaker demand for our liquid fertilizer products.

Our average realized phosphate price for the quarter was $423 per tonne, down from $499 per tonne in the same period last year, reflecting lower benchmark pricing for all our products.

Per-tonne cost of goods sold for the quarter was $406, down from $446 in the same quarter last year, primarily due to lower input costs and the absence of non-cash impairment charges ($27 million).

Financial

Provincial mining and other taxes for the quarter totaled $34 million, slightly higher than the $31 million in last year’s corresponding period, largely due to higher potash earnings.

Income tax expense for the first quarter ($13 million) was down from the comparable period in 2016 ($32 million), primarily due to lower forecasted annual earnings in higher-tax jurisdictions.

Potash Market Outlook

Strong demand is expected to continue through the remainder of the year. We maintain our global shipments estimate of 61-64 million tonnes for 2017, above the approximately 60 million tonnes shipped in 2016, and expect supportive market fundamentals through the balance of this year.

In North America, we believe fertilizer affordability and the need to replenish soil nutrients following 2016’s record harvest will contribute to healthy demand at the farm level. We maintain our full-year shipment expectation in the range of 9.3-9.8 million tonnes, consistent with our previous estimate.

In Latin America, we expect the affordability of nutrients to continue to support a positive demand environment. Factoring in robust deliveries during the first quarter, we have increased our estimate of full-year shipments to 11.7-12.2 million tonnes, exceeding 2016’s total.

In China, healthy consumption levels driven by attractive crop prices and strong affordability relative to other nutrients have resulted in a drawdown of inventory levels. We continue to expect demand for the full year in the range of 14.5-15.5 million tonnes, above the approximately 14 million tonnes shipped in 2016.

In India, we have lowered our expected shipment range to 3.8-4.3 million tonnes for the year due to recent potash subsidy changes that are expected to result in higher retail prices for farmers.

In Other Asian markets, we expect improved moisture conditions and favorable economics for key crops such as oil palm to support demand in 2017. We have increased our estimated shipment range to 9.0-9.5 million tonnes for the full year, above 2016’s total of approximately 9 million tonnes.

Financial Outlook

Taking the above market factors into consideration, we have raised the bottom end of our guidance ranges for potash sales volumes and gross margin to 8.9-9.4 million tonnes and $600-$800 million, respectively.

In nitrogen, we continue to expect that pressure from new US capacity will keep margins below those of the previous year. Similarly, we forecast phosphate profitability to be below 2016 levels as difficult market fundamentals are expected to weigh on realizations for our products. Given these considerations, we maintain our combined nitrogen and phosphate gross margin estimate of $150-$400 million in 2017.

Our effective income tax rate is anticipated to fall to a range of 2-5 percent, primarily due to a non-cash income tax provision recovery relating to provincial tax changes that will be realized in future years.

Selling and administrative expenses have been lowered and are now forecast in the range of $220-$230 million, while finance costs are now expected to be higher, in the range of $225-$235 million.

Additionally, income from equity investments is now anticipated in the range of $150-$170 million, above the previous guidance range.

We have revised our full-year foreign exchange rate assumption to CDN$1.33 per US dollar, slightly higher than previous guidance.

Based on these factors, we have increased our full-year 2017 earnings guidance to $0.45-$0.65 per share, including merger-related costs of $0.05 per share.

All annual guidance numbers – including those noted above – are outlined in the table below.

2017 Guidance
Annual earnings per share	$0.45-$0.65
Potash sales volumes	8.9-9.4 million tonnes
Potash gross margin	$600-$800 million
Nitrogen and phosphate gross margin	$150-$400 million
Capital expenditures*	~$600 million
Effective tax rate	2-5 percent
Provincial mining and other taxes**	17-20 percent
Selling and administrative expenses	$220-$230 million
Finance costs	$225-$235 million
Income from equity investments***	$150-$170 million
Annual foreign exchange rate assumption	CDN$1.33 per US$
Annual EPS sensitivity to foreign exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS
Annual EPS sensitivity to potash prices	Increases by $20 per tonne = +$0.14 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin
***	Includes income from dividends and share of equity earnings

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. Canpotex Limited (Canpotex), the offshore marketing company for PotashCorp and two other Saskatchewan potash producers.

3. Agrium Inc.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors	Media
Denita Stann	Randy Burton
Senior Vice President, Investor and Public Relations	Director, Public Relations and Communications
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Website:     www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information” (within the meaning of applicable Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “forecast,” “may,” “anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, including the completion of the proposed merger of equals with Agrium, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause our actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: our proposed merger of equals transaction with Agrium, including the failure to satisfy all required conditions, including required regulatory approvals, or to satisfy or obtain waivers with respect to all other closing conditions in a timely manner and on favorable terms or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the arrangement agreement; certain costs that we may incur in connection with the proposed merger of equals; certain restrictions in the arrangement agreement on our ability to take action outside the ordinary course of business without the consent of Agrium; the effect of the announcement of the proposed merger of equals on our ability to retain customers, suppliers and personnel and on our operating future business and operations generally; risks related to diversion of management time from ongoing business operations due to the proposed merger of equals; failure to realize the anticipated benefits of the proposed merger of equals and to successfully integrate Agrium and PotashCorp; the risk that our credit ratings may be downgraded or there may be adverse conditions in the credit markets; the results of our impairment assessment regarding the carrying value of certain assets; variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks and uncertainties related to any operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns; adverse or uncertain economic conditions and changes in credit and financial markets; economic and political uncertainty around the world; changes in capital markets; the results of sales contract negotiations within major markets; unexpected or adverse weather conditions; risks related to reputational loss; the occurrence of a major safety incident; inadequate insurance coverage for a significant liability; our inability to obtain relevant permits for our operations; catastrophic events or malicious acts, including terrorism; certain complications that may arise in our mining process, including water inflows; risks and uncertainties related to our international operations and assets; our ownership of non-controlling equity interests in other companies; our prospects to reinvest capital in strategic opportunities and acquisitions; risks associated with natural gas and other hedging activities; security risks related to our information technology systems; imprecision in reserve estimates; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in, and the effects of, government policies and regulations; earnings and the decisions of taxing authorities which could affect our effective tax rates; increases in the price or reduced availability of the raw materials that we use; our ability to attract, develop, engage and retain skilled employees; strikes or other forms of work stoppage or slowdowns; rates of return on, and the risks associated with, our investments and capital expenditures; timing and impact of capital expenditures; the impact of further innovation; adverse developments in pending or future legal proceedings or government investigations; and violations of our governance and compliance policies. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, April 27, 2017 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-866-438-1126
	-	From Elsewhere	1-778-328-1919

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended
	March 31
	2017	2016

Sales (Note 2)	$ 1,112	$ 1,209
Freight, transportation and distribution	(133)	(133)
Cost of goods sold	(711)	(842)
Gross Margin	268	234
Selling and administrative expenses	(50)	(53)
Provincial mining and other taxes	(34)	(31)
Share of earnings of equity-accounted investees	39	19
Dividend income	8	—
Other expenses (Note 3)	(10)	(10)
Operating Income	221	159
Finance costs	(59)	(52)
Income Before Income Taxes	162	107
Income taxes (Note 4)	(13)	(32)
Net Income	$ 149	$ 75

Net Income per Share
Basic	$ 0.18	$ 0.09
Diluted	$ 0.18	$ 0.09

Dividends Declared per Share	$ 0.10	$ 0.25

Weighted Average Shares Outstanding
Basic	839,911,000	837,118,000
Diluted	840,211,000	837,811,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended
	March 31
(Net of related income taxes)	2017	2016

Net Income	$149	$75
Other comprehensive income
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (1)
Net fair value gain during the period	33	1
Cash flow hedges
Net fair value loss during the period (2)	(5)	(6)
Reclassification to income of net loss (3)	8	15
Other	3	1
Other Comprehensive Income	39	11
Comprehensive Income	$ 188	$86

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and other.
(2)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $3 (2016 - $3).
(3)	Net of income taxes of $(5) (2016 - $(8)).

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended
	March 31
	2017	2016

Operating Activities
Net income	$149	$75
Adjustments to reconcile net income to cash provided by operating activities (Note 5)	144	206
Changes in non-cash operating working capital (Note 5)	(70)	(93)
Cash provided by operating activities	223	188

Investing Activities
Additions to property, plant and equipment	(133)	(246)
Other assets and intangible assets	1	—
Cash used in investing activities	(132)	(246)

Financing Activities
Finance costs on long-term debt obligations	(1)	(2)
Proceeds from short-term debt obligations	21	336
Dividends	(82)	(313)
Issuance of common shares	1	20
Cash (used in) provided by financing activities	(61)	41
Increase (Decrease) in Cash and Cash Equivalents	30	(17)
Cash and Cash Equivalents, Beginning of Period	32	91
Cash and Cash Equivalents, End of Period	$62	$74

Cash and cash equivalents comprised of:
Cash	$44	$16
Short-term investments	18	58
	$62	$74

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Shareholders’ Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive (Loss) Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net (loss) gain on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total Equity

Balance - December 31, 2016	$1,798	$222	$43	$(60)	$(8)	$(25)	$6,204	$8,199
Net income	—	—	—	—	—	—	149	149
Other comprehensive income	—	—	33	3	3	39	—	39
Dividends declared	—	—	—	—	—	—	(84)	(84)
Effect of share-based compensation including issuance of common shares	2	1	—	—	—	—	—	3
Shares issued for dividend reinvestment plan	2	—	—	—	—	—	—	2
Balance - March 31, 2017	$1,802	$223	$76	$(57)	$(5)	$14	$6,269	$8,308

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

	March 31	December 31
As at	2017	2016

Assets
Current assets
Cash and cash equivalents	$62	$32
Receivables	530	545
Inventories	824	768
Prepaid expenses and other current assets	54	49
	1,470	1,394
Non-current assets
Property, plant and equipment	13,229	13,318
Investments in equity-accounted investees	1,213	1,173
Available-for-sale investments	973	940
Other assets	251	250
Intangible assets	175	180
Total Assets	$17,311	$17,255

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$905	$884
Payables and accrued charges	704	772
Current portion of derivative instrument liabilities	43	41
	1,652	1,697
Non-current liabilities
Long-term debt	3,707	3,707
Derivative instrument liabilities	50	56
Deferred income tax liabilities	2,452	2,463
Pension and other post-retirement benefit liabilities	458	443
Asset retirement obligations and accrued environmental costs	635	643
Other non-current liabilities and deferred credits	49	47
Total Liabilities	9,003	9,056

Shareholders’ Equity
Share capital	1,802	1,798
Unlimited authorization of common shares without par value; issued and outstanding 840,007,355 and 839,790,379 at March 31, 2017 and December 31, 2016, respectively
Contributed surplus	223	222
Accumulated other comprehensive income (loss)	14	(25)
Retained earnings	6,269	6,204
Total Shareholders’ Equity	8,308	8,199
Total Liabilities and Shareholders’ Equity	$17,311	$17,255

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms a crop nutrient and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2016 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2016 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in May 2017.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended March 31, 2017

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$429	$375	$308	$—	$1,112
Freight, transportation and distribution - third party	(64)	(32)	(37)	—	(133)
Net sales - third party	365	343	271	—
Cost of goods sold - third party	(205)	(257)	(249)	—	(711)
Margin (cost) on inter-segment sales (1)	—	11	(11)	—	—
Gross margin	160	97	11	—	268
Items included in cost of goods sold or selling and administrative expenses:
Depreciation and amortization	(55)	(50)	(58)	(9)	(172)
Cash outflows for additions to property, plant and equipment	45	33	51	4	133

(1)	Inter-segment net sales were $22.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Three Months Ended March 31, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$381	$428	$400	$—	$1,209
Freight, transportation and distribution - third party	(59)	(33)	(41)	—	(133)
Net sales - third party	322	395	359	—
Cost of goods sold - third party	(234)	(298)	(310)	—	(842)
Margin (cost) on inter-segment sales (1)	—	10	(10)	—	—
Gross margin	88	107	39	—	234
Items included in cost of goods sold or selling and administrative expenses:
Depreciation and amortization	(48)	(54)	(57)	(8)	(167)
Termination benefit costs	(32)	—	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	—	(27)
Cash outflows for additions to property, plant and equipment	91	69	43	43	246

(1)	Inter-segment net sales were $17.

3. Other Expenses

	Three Months Ended
	March 31
	2017	2016

Foreign exchange gain (loss)	$1	$(17)
Proposed Transaction costs (Note 7)	(9)	—
Other (expenses) income	(2)	7
	$(10)	$(10)

4. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the pre-tax income of each jurisdiction.

	Three Months Ended March 31
	2017	2016

Income tax expense	$13	$32
Actual effective tax rate on ordinary earnings	11%	26%
Actual effective tax rate including discrete items	8%	30%
Discrete tax adjustments that impacted the tax rate	$(5)	$4

The actual effective tax rate on ordinary earnings for the three months ended March 31, 2017 decreased compared to the same period last year primarily due to significantly lower forecasted annual earnings in the United States.

Tax changes in the province of Saskatchewan, subsequent to March 31, 2017, are expected to result in the company recording a $68 discrete deferred tax recovery in the second quarter of 2017.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

5.	Consolidated Statements of Cash Flow

	Three Months Ended March 31
	2017	2016

Reconciliation of cash provided by operating activities
Net income	$149	$75
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	172	167
Impairment of property, plant and equipment	—	27
Net undistributed earnings of equity-accounted investees	(37)	(17)
Share-based compensation	5	2
(Recovery of) provision for deferred income tax	(14)	6
Pension and other post-retirement benefits	15	15
Asset retirement obligations and accrued environmental costs	(1)	16
Other long-term liabilities and miscellaneous	4	(10)
Subtotal of adjustments	144	206

Changes in non-cash operating working capital
Receivables	15	(41)
Inventories	(49)	8
Prepaid expenses and other current assets	(5)	(2)
Payables and accrued charges	(31)	(58)
Subtotal of changes in non-cash operating working capital	(70)	(93)
Cash provided by operating activities	$223	$188

Supplemental cash flow disclosure
Interest paid	$29	$29
Income taxes paid	$15	$11

6. Share-Based Compensation

During the three months ended March 31, 2017, the company issued stock options and performance share units (“PSUs”) to eligible employees under the 2016 Long-Term Incentive Plan (“LTIP”). Information on stock options and PSUs is summarized below:

	LTIP		Expense for all share-based compensation plans
	Units Granted in 2017	Units Outstanding as at March 31, 2017	Three Months Ended March 31
			2017	2016

Stock options	1,482,829	4,543,536	$3	$1
Share-settled PSUs	555,918	959,700	1	—
Cash-settled PSUs	855,426	1,541,734	2	2
			$6	$3

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

6. Share-Based Compensation (continued)

Grant date fair value per unit for stock options and share-settled PSUs granted during the three months ended March 31, 2017 was $4.36 and $19.93, respectively.

Stock Options

Under the LTIP, stock options generally vest and become exercisable on the third anniversary of the grant date, subject to continuous employment or retirement, and have a maximum term of 10 years. The weighted average fair value of stock options issued during the three months ended March 31, 2017 was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$18.71
Expected annual dividend per share	$0.40
Expected volatility	29%
Risk-free interest rate	1.67%
Expected life of options	5.7 years

Performance Share Units

In 2017, PSUs granted under the LTIP vest based on the achievement of performance metrics, over three years, comprising 1) the relative ranking of the company’s total shareholder return compared with a specified peer group using a Monte Carlo simulation option pricing model and 2) the outcome of the company’s cash flow return on investment compared with its weighted average cost of capital. Compensation cost is measured based on 1) the grant date fair value of the units, adjusted for the company’s best estimate of the outcome of non-market vesting conditions(1) at the end of each period for share-settled PSUs and 2) period-end fair value of the awards for cash-settled PSUs. PSUs granted under the LTIP settle in shares for grantees who are subject to the company’s share ownership guidelines and in cash for all other grantees.

(1)	The company’s cash flow return on investment compared with its weighted average cost of capital is a non-market vesting condition as performance is not tied to the company’s share price or relative share price.

7. Proposed Transaction with Agrium Inc.

On September 11, 2016, the company entered into an Arrangement Agreement with Agrium Inc. (“Agrium”) pursuant to which the company and Agrium have agreed to combine their businesses (the “Proposed Transaction”) in a merger of equals transaction to be implemented by way of a plan of arrangement under the Canada Business Corporations Act. On November 3, 2016, the Proposed Transaction was approved by shareholders of both companies. On November 7, 2016, the Ontario Superior Court of Justice issued a final order approving the Proposed Transaction. The Proposed Transaction is currently anticipated to be completed in mid-2017 and is subject to customary closing conditions, including regulatory approvals.

Upon the closing of the Proposed Transaction, the company and Agrium will become indirect, wholly owned subsidiaries of a new parent company. PotashCorp shareholders will own approximately 52 percent of the new parent, and Agrium shareholders will own approximately 48 percent.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2017	2016

Potash Sales (tonnes - thousands)
Manufactured Product
North America	859	778
Offshore	1,320	1,005
Manufactured Product	2,179	1,783

Potash Net Sales
(US $ millions)
Sales	$429	$381
Freight, transportation and distribution	(64)	(59)
Net Sales	$365	$322

Manufactured Product
North America	$163	$138
Offshore	198	180
Other miscellaneous and purchased product	4	4
Net Sales	$365	$322

Manufactured Product
Average Realized Sales Price per Tonne
North America	$190	$178
Offshore	$150	$179
Average	$166	$178
Cost of Goods Sold per Tonne	$(90)	$(128)
Gross Margin per Tonne	$76	$50

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2017	2016

Average Natural Gas Cost in Production per MMBtu	$3.65	$3.44
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	546	601
Urea	320	306
Solutions/Nitric acid/Ammonium nitrate	701	757
Manufactured Product	1,567	1,664

Fertilizer sales tonnes (1)	620	666
Industrial/Feed sales tonnes	947	998
Manufactured Product	1,567	1,664

Nitrogen Net Sales
(US $ millions)
Sales - third party	$375	$428
Freight, transportation and distribution - third party	(32)	(33)
Net sales - third party	343	395
Inter-segment net sales	22	17
Net Sales	$365	$412

Manufactured Product
Ammonia (2)	$159	$188
Urea	89	86
Solutions/Nitric acid/Ammonium nitrate	111	133
Other miscellaneous and purchased product (3)	6	5
Net Sales	$365	$412

Fertilizer net sales (2)	$143	$155
Industrial/Feed net sales	216	252
Other miscellaneous and purchased product (3)	6	5
Net Sales	$365	$412

Manufactured Product
Average Realized Sales Price per Tonne
Ammonia	$291	$312
Urea	$279	$280
Solutions/Nitric acid/Ammonium nitrate	$158	$176
Average	$229	$244
Fertilizer average price per Tonne	$230	$232
Industrial/Feed average price per Tonne	$228	$253
Average	$229	$244
Cost of Goods Sold per Tonne	$(170)	$(182)
Gross Margin per Tonne	$59	$62

(1) Includes inter-segment ammonia sales (tonnes - thousands)	55	40
(2) Includes inter-segment ammonia net sales	$22	$17
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$—

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2017	2016

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	368	437
Feed and Industrial	271	280
Manufactured Product	639	717

Phosphate Net Sales
(US $ millions)
Sales	$308	$400
Freight, transportation and distribution	(37)	(41)
Net Sales	$271	$359

Manufactured Product
Fertilizer	$136	$191
Feed and Industrial	134	167
Other miscellaneous and purchased product	1	1
Net Sales	$271	$359

Manufactured Product
Average Realized Sales Price per Tonne
Fertilizer	$369	$436
Feed and Industrial	$495	$596
Average	$423	$499
Cost of Goods Sold per Tonne	$(406)	$(446)
Gross Margin per Tonne	$17	$53

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2017	2016

December 31		1.3427
March 31	1.3310	1.2971
First-quarter average conversion rate	1.3210	1.3908

	Three Months Ended March 31
	2017	2016

Production
Potash production (KCl Tonnes - thousands)	2,429	2,230
Potash shutdown weeks (1)	8	7
Nitrogen production (N Tonnes - thousands)	771	771
Ammonia operating rate	86%	86%
Phosphate production (P2O5 Tonnes - thousands)	365	411
Phosphate P2O5 operating rate	77%	86%

Shareholders
PotashCorp’s total shareholder return	-5%	2%

Customers
Product tonnes involved in customer complaints (thousands)	14	25

Community
Taxes and royalties ($ millions) (2)	94	78

Employees
Annualized employee turnover rate	4%	3%

Safety
Total recordable injury rate (3)	0.95	1.15

Environment
Environmental incidents (4)	2	9

As at	March 31, 2017	December 31, 2016

Number of employees
Potash	2,262	2,331
Nitrogen	818	823
Phosphate	1,508	1,515
Other	465	461
Total	5,053	5,130

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns and announced workforce reductions.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Total recordable injuries for every 200,000 hours worked for all PotashCorp employees, contractors and others on site. Calculated as the total recordable injuries multiplied by 200,000 hours worked divided by the actual number of hours worked.
(4)	Number of incidents, includes reportable quantity releases, permit non-compliance and Canadian reportable releases. Calculated as: reportable quantity releases (a release whose quantity equals or exceeds the US Environmental Protection Agency’s notification level and is reportable to the National Response Center (NRC)) + permit non-compliance (an exceedance of a federal, state, provincial or local permit condition or regulatory limit) + Canadian reportable releases (an unconfined spill or release into the environment).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess operational performance and as a component of employee remuneration. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended
	March 31
	2017	2016

Net income	$149	$75
Finance costs	59	52
Income taxes	13	32
Depreciation and amortization	172	167
EBITDA	$393	$326
Termination benefit costs	—	32
Impairment of property, plant and equipment	—	27
Proposed Transaction costs	9	—
Adjusted EBITDA	$402	$385

EBITDA is calculated as net income before finance costs, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization, termination benefit costs, certain impairment charges and Proposed Transaction costs. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items that primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, the charges associated with impairments, termination costs or Proposed Transaction costs. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended March 31
	2017	2016

Sales	$1,112	$1,209
Freight, transportation and distribution	(133)	(133)
Net sales	$979	$1,076

Net income as a percentage of sales	13%	6%
Adjusted EBITDA margin	41%	36%

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars)

(unaudited)

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing adjusted EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended March 31
	2017	2016

Cash flow prior to working capital changes	$293	$281
Changes in non-cash operating working capital
Receivables	15	(41)
Inventories	(49)	8
Prepaid expenses and other current assets	(5)	(2)
Payables and accrued charges	(31)	(58)
Changes in non-cash operating working capital	(70)	(93)
Cash provided by operating activities	$223	$188
Additions to property, plant and equipment	(133)	(246)
Other assets and intangible assets	1	—
Changes in non-cash operating working capital	70	93
Free cash flow	$161	$35

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

C.	ITEMS INCLUDED IN GROSS MARGIN

	Three Months Ended March 31, 2017
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$160	$97	$11	$268
Items included in the above:
Termination benefit costs	—	—	—	—
Impairment of property, plant and equipment	—	—	—	—

	Three Months Ended March 31, 2016
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$88	$107	$39	$234
Items included in the above:
Termination benefit costs	(32)	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	(27)